Exhibit 10.78

                               GAS SALES AGREEMENT

                                     BETWEEN

                           MALAYSIA-THAILAND JOINT AUTHORITY

                                       AND

                            PETRONAS CARIGALI (JDA) SDN BHD

                                       AND

                            TRITON OIL COMPANY OF THAILAND

                                       AND

                  TRITON OIL COMPANY OF THAILAND (JDA) LIMITED

                                   AS SELLERS

                                       AND

                            PETROLIAM NASIONAL BERHAD

                                       AND

                         PETROLEUM AUTHORITY OF THAILAND

                                    AS BUYERS

                FOR THE SUPPLY OF GAS FROM THE BLOCK A-18 OF THE
                    MALAYSIA-THAILAND JOINT DEVELOPMENT AREA


                                TABLE OF CONTENTS


ARTICLE
-------

I      DEFINITIONS                                             5
II     SALE  AND  PURCHASE  AND  RELATED  MATTERS             10
III    INITIAL  FIELD  RESERVES                               12
IV     QUANTITIES                                             13
V      SELLERS'  RESERVATIONS                                 23
VI     BUYERS'  FACILITIES                                    24
VII    EXCHANGE  OF  INFORMATION                              25
VIII   DETERMINATION  OF  RESERVES                            26
IX     PRICE  AND  PRICE  ADJUSTMENT                          27
X      BILLING  AND  PAYMENT                                  32
XI     QUALITY                                                35
XII    DELIVERY  PRESSURE                                     37
XIII   MEASUREMENT                                            38
XIV    POINT  OF  DELIVERY,  TITLE  AND  RISK                 41
XV     DEFAULT                                                42
XVI    FORCE  MAJEURE                                         43
XVII   TERM  OF  AGREEMENT                                    45
XVIII  TERMINATION                                            46
XIX    ASSIGNMENT                                             48
XX     EXPERT                                                 49
XXI    ARBITRATION                                            52
XXII   WAIVER                                                 54
XXIII  SUCCESSORS  AND  ASSIGNS                               55
XXIV   REPRESENTATIVES                                        56
XXV    APPLICABLE  LAW                                        57
XXVI   NOTICES                                                58
XXVII  MARGINAL  HEADINGS                                     60
XXVIII ENTIRE  AGREEMENT  AND  ATTACHMENTS                    61
XXIX   EFFECTIVE  DATE                                        62
XXXI   FINANCIAL  ARRANGEMENTS                                63

       FIRST  SCHEDULE                                        65
       SECOND SCHEDULE                                        66
       THIRD  SCHEDULE                                        68
       FOURTH SCHEDULE                                        71





THIS AGREEMENT is made in Alor Setar, Kedah in Malaysia and effective on this 30th Day of October (1999) BETWEEN :

the  following  Parties  collectively referred to as "Sellers", of the one part,

MALAYSIA-THAILAND JOINT AUTHORITY, an authority duly established under the laws of Malaysia and Thailand and having its office at 27th Floor, City Square Centre, 182 Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia, represented by Mr. Ismail Sulaiman (hereinafter called "MTJA"),

and

(1) PETRONAS CARIGALI (JDA) SDN BHD, a company duly incorporated and existing under the laws of Malaysia and having its registered office at Tower 1, PETRONAS Twin Towers, Kuala Lumpur City Center, 50088, Kuala Lumpur, Malaysia, represented by Y. Bhg. Dato' Mohamad Idris Mansor (hereinafter called "CARIGALI"),

(2) TRITON OIL COMPANY OF THAILAND, a company duly incorporated and existing under the laws of the State of Texas, United States of America, with its registered office at 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206, United States of America and with its local branch office at 33/95-96, 99-100 Wall Street Tower, Surawong Road, Bangrak, Bangkok 10500 Thailand, represented by Mr. James C Musselman

and

TRITON OIL COMPANY OF THAILAND (JDA) LIMITED, a company duly incorporated and existing under the laws of the Cayman Islands with its statutory office in Dallas, Texas, United States of America, and with its local registered branch office at Suite 13.01, 13th Floor, Menara Tan & Tan, 207 Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia represented by Mr. James C Musselman, TRITON OIL COMPANY OF THAILAND and TRITON OIL COMPANY OF THAILAND (JDA) LIMITED are hereinafter referred to collectively and treated as one entity "TRITON"

AND  WITH
the following Parties collectively referred to as "Buyers" and individually as "Buyer", of the other part,

PETROLEUM AUTHORITY OF THAILAND having its principal office at 555 Vibhavadi Rangsit Road, Ladyao Sub-district, Chatuchak District, Bangkok 10900, Thailand represented by Mr. Viset Choopiban (hereinafter called "PTT"), and

PETROLIAM NASIONAL BERHAD having its registered office at Tower 1, PETRONAS Twin Towers, Kuala Lumpur City Centre, 50088 Kuala Lumpur, Malaysia represented by Y. Bhg. Tan Sri Dato' Mohd Hassan Marican (hereinafter called "PETRONAS").

Documents evidencing registration and empowering the person to sign on behalf of each party of "Sellers" and Buyers" are attached hereto.

WHEREAS

1. MTJA, on the 21st day of April 1994, had entered into a Production Sharing Contract (hereinafter referred to as "PSC") with CARIGALI and TRITON sometimes hereinafter referred to as "Contractors" in respect of Block A-18 (hereinafter referred to as the "Contract Area") of the Malaysia-Thailand Joint Development Area (hereinafter referred to as "the JDA") for the exploration and exploitation of petroleum resources in the Contract Area.

2. CARIGALI and TRITON, as Contractors and joint operators under the PSC, have delegated their role as operator to CARIGALI-TRITON OPERATING COMPANY SDN BHD (hereinafter referred to as "CTOC") which has its principal place of business at 16th Floor (East Wing), Rohas Perkasa, No. 8, Jalan Perak, 50450 Kuala Lumpur, Malaysia.

3. Natural gas reserves discovered in the Contract Area (hereinafter referred to as "Natural Gas") are anticipated to be developed under the PSC by second Quarter 2002. According to the PSC, CARIGALI and TRITON as Contractors thereunder are required to negotiate for the sale of Natural Gas on a joint-dedicated basis with MTJA.

4. As agreed between Buyers and Sellers through the Memorandum of Understanding dated 30th May 1996 and the Heads of Agreement dated 22nd April 1998, Buyers are desirous to purchase the Natural Gas from Sellers and Sellers are desirous of selling Natural Gas to Buyers on terms and conditions to be agreed between the Parties.

5. As agreed between Buyers through the Heads of Agreement dated 19th September 1997, Buyers intend to bring their respective fifty (50) percent share of the Natural Gas purchased from Sellers back to their respective countries on terms and conditions to be agreed between Buyers under a separate agreement, in which Buyers will set up a Balancing Mechanism in respect of their obligations to take Natural Gas from Sellers to provide amongst others that; if one Buyer cannot take Natural Gas in the amount of his Net ACQ*, the other will endeavor to take the remaining Natural Gas of the said Buyer's Net ACQ* with the view to fulfill the said Buyer's obligation.

For and in consideration of the mutual promises contained herein, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

The following words and phrases, whether in the plural or singular form, shall have the following definitions for the purposes of this Agreement:

1.1 "Annual Contract Quantity" or "ACQ" shall mean the volume of Natural Gas which Sellers shall deliver and Buyers shall receive in a Contract Year. Such ACQ shall be determined by adding up all the DCQs for each day in a Contract Year. Each Buyer shall be entitled to take and purchase its individual Annual Contract Quantity (ACQ*) equal to the sum of its individual Daily Contract Quantities (DCQs*).

1.2 "BTU" shall mean one (1) British Thermal Unit which is further defined as the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from fifty-eight and one-half degrees (58.5o) Fahrenheit to fifty-nine and one-half degrees (59.5o) Fahrenheit at a standard pressure of fourteen decimal seven three (14.73) pounds per square inch absolute.

1.3 "Carry Forward Gas" shall mean Natural Gas taken in excess of the Net ACQ for a given Contract Year (other than Natural Gas taken in accordance with Sub-clause 4.10.3). Each Buyer may use a portion of Carry Forward gas proportional to its DCQ* to offset against a Buyer's Take-or-Pay obligations in subsequent Years according to Sub-clause 4.9.2.

1.4 "Contract Area" shall mean the JDA Block A-18 contract area retained by the Contractors from time to time in accordance with the PSC.

1.5 "Contract Delivery Pressure" shall mean the delivery pressure as required by Buyer or Buyers at the Delivery Point(s) pursuant to Clause 12.1.

1.6 "Contract Period" shall mean the period of time from the Contractual Delivery Date to the date on which this Agreement shall expire or be earlier terminated by any of the means herein provided.

1.7 "Contract Price" shall be the Current Price and the adjusted Current Price as applicable and shown in Sub-clause 9.3.3.

1.8 "Contract Year" shall mean a period beginning at six (6) o'clock a.m. on the first Day of January in any Year after the First Contract Year during the continuance of this Agreement and ending at six (6) o'clock a.m. on the first Day of January in the next succeeding year. The term "Contract Year" shall include the First Contract Year when the context so requires.

1.9 "Contractual Delivery Date" or "CDD" shall mean the Day on which Sellers shall first be obligated to deliver and sell, and Buyers shall first be obligated to accept and purchase Natural Gas in accordance with the terms and conditions of this Agreement.

1.10 "Contractual Delivery Capacity" or "CDC" and "Individual Contractual Delivery Capacity" or "CDC*" shall mean the quantity of Natural Gas equal to one hundred and ten (110) percent of the DCQ and DCQ* respectively, except as otherwise provided herein.

1.11 "Cubic Foot" or "SCF" shall mean the volume of Natural Gas which, being saturated with water, occupies one (1) cubic foot of space measured at fourteen decimal seven three (14.73) pounds per square inch absolute pressure at a temperature of sixty degrees (60o) Fahrenheit.

1.12     "Current  Price"  shall  have  a  meaning  as  defined  in  Article IX.

1.13 "Daily Contract Quantity" or "DCQ" shall mean the daily rate of delivery of Natural Gas in each Contract Year by Sellers to Buyers determined in accordance with Clauses 4.4 and 4.6. Each Buyer shall be entitled to an individual Daily Contract Quantity ("DCQ*") determined in accordance with Clause 4.4.

1.14 "Date of Commencement of Delivery" or "DCD" shall mean the date of first delivery of Natural Gas by Sellers to Buyer or Buyers under this Agreement pursuant to Sub-clause 4.2.1.

1.15 "Day" or "D" shall mean a period of twenty four (24) hours beginning at six (6) o'clock a.m. on each Day and ending at six (6) o'clock a.m. on the following Day.

1.16 "Debit Year" shall mean any Contract Year during which a Buyer did not take its Net ACQ* volume and as a result of which such Buyer shall be obligated to pay for the volume not taken as referred to in Sub-clause 4.9.2.

1.17 "Delivery Point(s)" shall mean the point of delivery and sale of Natural Gas by Sellers to Buyers where the title and risk in the Natural Gas passes to Buyers as provided in Clause 14.1.

1.18 "Effective Date" shall mean the date of this Agreement and as described in Article XXIX.

1.19 "Field Reserves" means at any time the estimated total quantity of Proved and Probable Natural Gas in the Reservoir on the date of the last determination or redetermination of reserves made in accordance with Article III or Article VIII which may be commercially and reasonably recovered by Sellers using prudent oil and gas industry practices plus the total quantity of Natural Gas theretofore taken from the Reservoir.

1.20 "First Contract Year" shall mean a period, which may be more or less than a year but in no case less than six (6) Months, beginning at six (6) o'clock a.m. on the Contractual Delivery Date and ending at six (6) o'clock a.m. on the first Day of January next following the Contractual Delivery Date. However, if the resulting First Contract Year would be less than six (6) Months, then the First Contract Year shall be the period beginning at six (6) o'clock a.m. on the Contractual Delivery Date and ending at six (6) o'clock a.m. on the first Day of January one year from the first Day of January next following the Contractual Delivery Date. For example, if the Contractual Delivery Date were 1st October, 1999, then the end of the First Contract Year would be 1st January 2001.

1.21 "Foot" shall mean zero decimal three zero four eight (0.3048) metres as defined by the eleventh Conference Generale des Poids et Measures at Paris, France in 1960.

1.22 "Gross Calorific Value" shall mean that number of BTU produced by the complete combustion at a constant pressure of thirty (30) inches of mercury at thirty two degrees (32o) Fahrenheit and under standard gravitational force (acceleration thirty two decimal one seven four (32.174) feet per second per second) of one (1) cubic foot of the Natural Gas at sixty degrees (60o) Fahrenheit with excess air at the same temperature and pressure as the Natural Gas when the products of combustion are cooled to sixty degrees (60o) Fahrenheit and when the water formed by combustion is condensed to the liquid state and the products of combustion contain the same total mass of water vapor as the Natural Gas and air before combustion.

1.23 "Inch Water Gauge" shall mean that differential pressure equal to zero decimal zero three six one two seven three (0.0361273) pounds force per square inch.

1.24     "M"  shall  mean  one  thousand.

1.25     "MM"  shall  mean  one  million.

1.26 "Month" shall mean the Gregorian month which for the purpose of this Agreement is a period beginning at six (6) o'clock a.m. on the first Day of any calendar Month and ending at six (6) o'clock a.m. on the first Day of the next succeeding calendar Month.

1.27 "Natural Gas" shall mean all kinds of gaseous hydrocarbons and varying quantities of non-hydrocarbons whether wet or dry, produced from gas wells, including the residue gas remaining after extraction of liquid hydrocarbons or by-products from wet gas.

1.28 "Net Annual Contract Quantity" or "Net ACQ" shall mean the volume of Natural Gas which Buyers were obligated to take during the applicable Contract Year as described in Sub-clause 4.9.1. The individual Net Annual Contract Quantity or "Net ACQ*" shall mean the volume of Natural Gas which each Buyer shall be obligated to take or pay for if not taken during the applicable Contract Year as referred to in Sub-clause 4.9.1.

1.29 "Party" shall mean either any of Sellers or either Buyer, "Parties" means all Sellers and Buyers.

1.30 "Probable Natural Gas Reserves" means the estimated additional quantities of Natural Gas in the Reservoir, beyond those defined as Proved Natural Gas Reserves, which from time to time geological and engineering data indicate to have a fair to good probability of being commercially recovered in future Years from already discovered deposits with price movements consistent with Article IX and forecast investment and operating costs. For the purpose of this definition there is a fifty (50) percent chance that the actual quantity will be more than the amount estimated as Proved Natural Gas plus Probable Natural Gas reserves and a fifty (50) percent chance that it will be less.

1.31 "Proved Natural Gas Reserves" means the estimated quantities of Natural Gas which from time to time geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future Years from the Reservoir under existing economic and operating conditions, prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by this Agreement. For the purpose of this definition there is a ninety (90) percent chance that the actual quantity will be more than the amount estimated as Proved reserves and a ten (10) percent chance that it will be less.

1.32     "PSIA"  shall  mean  pounds  per  square  inch  absolute.

1.33     "PSIG"  shall  mean  pounds  per  square  inch  gauge.

1.34 "Reasonable and Prudent Operator" when used to describe the standard of care to be exercised by a Party in performing its obligations hereunder shall mean the degree of diligence, prudence and foresight reasonably and ordinarily exercised by experienced operators, complying with applicable laws, engaged in the same line of business under the same or similar circumstances and conditions.

1.35 "Reservoir" shall mean those parts of the geologic formations underlying the Contract Area in which there exists Natural Gas whether or not in communication with the Natural Gas encountered in a test well or wells on that geological feature.

1.36 "Run-in-Period" or "RIP" shall mean the period of time as described in Sub-clause 4.2.2.

1.37 "Shortfall" shall mean that volume of properly nominated Natural Gas which Sellers have failed to deliver on any Day as provided in Clause 15.2.

1.38 "Sellers' Equipment" shall mean Sellers' Natural Gas measuring and testing equipment and the necessary appurtenances thereto as described in Sub-clause 13.1.2.

1.39 "Specific Gravity" shall mean the weight of a volume of dry Natural Gas divided by the weight expressed in the same units of an equal volume of dry carbon dioxide free air both gases being at sixty degrees (60o) Fahrenheit and an absolute pressure of thirty (30) inches of mercury at thirty-two degrees
(32o) Fahrenheit and under standard gravitational force (acceleration thirty-two decimal one seven four (32.174) feet per second per second).

1.40 "Take-or-Pay obligation" shall mean a Buyer's obligation to take, or pay for if not taken, a volume of Natural Gas at least equal to the Net ACQ* in a Contract Year. A Buyer shall be obligated to pay Sellers for the volume of Natural Gas not taken pursuant to Sub-clause 4.9.2.

1.41 "Take-or-Pay Gas" shall mean the volume of Natural Gas which a Buyer fails to take in any Contract Year but has paid for, and is entitled to take free of charge in any subsequent Contract Year pursuant to Sub-clause 4.9.3.

1.42 "Test Period" shall mean a period of time within the RIP when Sellers shall use reasonable endeavours to deliver Natural Gas at the DCQ for a continuous seventy two (72) hour period as described in Sub-clause 4.2.3.

1.43 "Time" or any reference to Time shall be construed as whatever Time as shall be in force in Thailand.

1.44     "Trillion"  or  "T"  shall  mean  one  trillion  (1,000,000,000,000).

1.45 "Week" shall mean a period of seven (7) Days beginning at six (6) o'clock a.m. on Sunday and ending at six (6) o'clock a.m. on the following Sunday.

1.46 "Year" shall mean a Gregorian Year which is a period of twelve (12) calendar Months beginning at six (6) o'clock a.m. on any Day of any calendar Year and ending at six (6) o'clock a.m. on the same Day in the next succeeding calendar Year.

                                   ARTICLE II
                      SALE AND PURCHASE AND RELATED MATTERS

2.1 Subject to the reservations set forth in Article V and unless otherwise excused under the provisions of this Agreement, Sellers shall produce Natural Gas from the Field Reserves in the Contract Area and sell such Natural Gas to Buyers and Buyers shall accept and purchase such Natural Gas produced from the Field Reserves in the manner and on the terms of this Agreement. It is agreed that Sellers shall fully dedicate such Field Reserves for the purpose of production and delivery of Natural Gas to Buyer or Buyers under this Agreement.

2.2 Sellers warrant that they have the right to sell and dispose all Natural Gas to be delivered by them under this Agreement and that the same shall be free from all liens and adverse claims of every kind.

     Sellers shall indemnify each Buyer for any damages arising out of claims by any persons claiming entitlement to Natural Gas delivered to each Buyer. In the case of any such adverse title claims, each Buyer shall continue to make payments hereunder to Sellers and Sellers shall furnish a bond to each Buyer to retain as security for the performance of Sellers' obligations until such adverse title claims are resolved.

2.3 Sellers shall indemnify Buyers for all costs, taxes, royalties, levies, imposts, charges or any other such costs or expenses imposed on or attributable to the Natural Gas before Buyers take custody and title of the Natural Gas.
Subject to Articles XI and XIV, each Buyer shall indemnify Sellers for costs, taxes, royalties, levies, imposts, charges or any other costs or expenses imposed on or attributable to its share of the Natural Gas after Buyer takes custody and title to its share of the Natural Gas.

2.4 Except as otherwise provided in this Agreement, Sellers shall, so long as there are Field Reserves remaining to be produced for the purpose of delivering Natural Gas to Buyer or Buyers hereunder, use their best efforts to maintain the Contract Area so far as is necessary for this Agreement and discharge all their obligations thereunder and shall indemnify and save harmless Buyer or Buyers in respect of all loss, damage and expense of every character associated with production of Natural Gas arising before delivery of the Natural Gas to each Buyer; provided that nothing in this Clause shall affect any claim of Sellers against Buyer or Buyers if such loss, damage or expense is/are caused by Buyer's or Buyers' own default or negligence.


2.5 Sellers shall be jointly and severally liable for all Sellers' obligations under this Agreement. Each Buyer shall be severally liable for fifty (50) percent of all Buyers' obligations under this Agreement.

Without prejudice to each Buyer's obligation and liability to Sellers as described in this Clause 2.5, it is recognised and agreed between Buyers that if one Buyer is unable to take wholly or partially it's portion of the Natural Gas from Sellers, the other Buyer shall be allowed to take and purchase such equivalent portion from Sellers under this Agreement.

2.6 Buyer or Buyers shall maintain any license, permit, agreement or other authorization which is or may be necessary to enable it or them to fulfill all of its or their obligations under this Agreement.

                                   ARTICLE III
                             INITIAL FIELD RESERVES

3.1 The initial Field Reserves as of December 31, 1997 are certified and agreed to be two decimal nine five (2.95) Trillion Cubic Feet inclusive of up to twenty three (23) percent of carbon dioxide which is calculated based on the certified reserves by third party of two decimal three six (2.36) Trillion Cubic
Feet   (Proved  Natural  Gas  Reserves).

                                   ARTICLE IV
                                   QUANTITIES

4.1 Commencing from the Effective Date of this Agreement, Sellers shall at their own expense, proceed with the construction and installation of facilities enabling them to produce and deliver to Buyers the Contractual Delivery Capacity as described in Sub-clause 4.7.1 hereafter.

4.2.1 (a) The Date of Commencement of Delivery ("DCD") shall be the date of first delivery of Natural Gas from Sellers to Buyer or Buyers under this Agreement and shall occur between April 1, 2002 and June 30, 2002. Prior to November 1, 2000, the Parties shall mutually agree to a specific Day within the above ninety one (91) Day period for the DCD. In the event the Parties cannot agree on a mutually acceptable date, the DCD shall, for all intents and purposes, be deemed to be June 30, 2002.

     Any deferment of the DCD due to an event constituting Force Majeure in accordance with Article XVI shall be limited to the number of Days and part Days actually lost in consequence of the occurrence of such an event.

(b) Buyers undertake to use their best efforts to prevent any delays and meet the above DCD date. In this regard, the Parties recognize Buyers' obligations to obtain the necessary and required approvals from the Office of Environmental Policy and Planning of Thailand ("EIA Approval") for the installation and construction of facilities downstream of the Delivery Point(s). These facilities are the Gas Separation Plant ("GSP") and the "Pipeline System" consisting of the gas transportation pipelines from the Delivery Point(s) up to the Malaysian Border, the carbon dioxide removal facilities, the slug catcher, the dew point control facilities, and the mercury removal unit if required. Accordingly, to ensure that the EIA Approval is obtained in good time for the GSP and the Pipeline System, Buyers shall undertake the following:

(i) develop plans and key milestones of the EIA Approval process with the aim of obtaining the same no later than September 30, 2000 ("Target Date");

(ii) ensure that all the requirements are fulfilled and complied with, that the necessary follow-up steps including but not limited to, discussions and dialogues with the relevant governmental authority, are taken to expedite the approval process, and that Sellers shall be allowed to participate in such sessions together with Buyers;

(iii) closely monitor the progress of the EIA Approval process; and provide monthly updates to Sellers on the matter; and

(iv) ensure that Sellers are given notification as soon as practicable of all public meetings concerning the EIA Approval.


However, in the event that by January 2, 2000 Buyers anticipate that the EIA Approval would likely be delayed beyond the Target Date, Buyers shall immediately notify Sellers of such anticipated delay. Such notice shall include full information about the circumstances for the delay and a statement of steps and time believed necessary to obtain the EIA Approval and the effect on the DCD.

If Buyers have taken the necessary steps to obtain the EIA Approval (including all the steps described in (i) to (iv) above), then Buyers' inability to meet the deemed DCD date as a direct result of the delay in obtaining the EIA Approval for the Pipeline System shall, notwithstanding anything to the contrary under Article XVI on the definition of Force Majeure, be treated as a Force Majeure event under this Agreement to the extent it delays the completion of the Pipeline System .

(c) Notwithstanding the declaration of Force Majeure pursuant to Sub-clause 4.2.1(b) above, Buyers shall exercise their reasonable endeavours and take the necessary steps to mitigate the adverse impact to Sellers that could reasonably be attributed to the delay caused by such event and shall undertake to discuss with Sellers on appropriate remedial arrangements.

4.2.2 The Run-in-Period shall mean the period of time between the DCD and the CDD, and shall extend for ninety (90) Days, which includes a period of time for the Test Period.

4.2.3 For the purpose of testing the facilities required for the performance of obligations of Buyer or Buyers and Sellers during the RIP there shall be a Test Period of seventy-two (72) hours starting from or after the DCD until Natural Gas has flowed continuously at the DCQ of one hundred ninety five (195) million Cubic Feet per Day for a total of seventy-two (72) hours in conformance with the quality specifications and pressure requirements. If Sellers are unable to complete the continuous seventy-two (72) hour Test Period, for whatever reason other than due to Buyer or Buyers' inability to take Natural Gas, the test shall be restarted. If within the seventy-two (72) hour Test Period, Buyer or Buyers is/are unable to take Natural Gas, for whatever reason, the test shall be suspended and restarted at the end of the interruption, but only for the number of hours necessary to make up the total period of seventy-two (72) hours.

4.2.4 During the RIP and the Test Period Sellers and Buyers shall use their reasonable endeavors to deliver and accept Natural Gas respectively; but the Take-or-Pay provisions of Sub-clauses 4.9.2 and 4.9.3 and the default provisions of Article XV shall not apply. Payment for such Natural Gas delivered to Buyer or Buyers shall be in accordance with Clause 9.7.

     During the RIP, Sellers shall use their reasonable endeavors to deliver Natural Gas in accordance with the quality specifications set out in Second Schedule and at the Contract Delivery Pressure referred to in Clause 12.1. However, if at any time or from time to time during the RIP the Natural Gas offered fails to conform with the quality specifications or delivery pressure, a Buyer after using its reasonable endeavors to accept as much of such deficient Natural Gas offered as is possible, may either reject or accept the delivery in whole or in part. In any event, the penalty provisions of Articles XI and XII shall not apply for any quality or pressure deficient gas delivered and Sellers shall not be liable for any other damages during the RIP.

4.3 The Contractual Delivery Date ("CDD") shall occur at the completion of the RIP.

4.4 For each Contract Year there shall be determined, in the manner hereinafter provided, a daily rate for delivery of Natural Gas in that Contract Year which shall be expressed as a quantity of Natural Gas in Cubic Feet and shall hereinafter be called the Daily Contract Quantity ("DCQ"). Each Buyer shall have an individual Daily Contract Quantity ("DCQ*") equal to fifty (50) percent of the DCQ.

4.5 That amount of Natural Gas equivalent to the sum of the DCQs in effect on each Day during the Contract Year shall hereinafter be called the Annual Contract Quantity ("ACQ") and each Buyer shall have an individual Annual
Contract  Quantity  ("ACQ*")  which  shall  be  the  sum  of  their  DCQs*.

4.6.1     (a)     The  DCQ at the DCD shall be one hundred and ninety-five (195)
MMSCFD and will increase to three hundred and ninety (390) MMSCFD by a date not later than one hundred and eighty (180) Days after the DCD.

(b) Such DCQ of three hundred and ninety (390) MMSCFD shall apply and be maintained effective from the date of increase from one hundred and ninety-five
(195) MMSCFD to three hundred and ninety (390) MMSCFD pursuant to Sub-clause 4.6.1(a) above for a period of twenty (20) Contract Years.

4.6.2     From the date of the first Field Reserves redetermination described in
Article VIII and thereafter, unless revised pursuant to Clause 4.8 or Sub-clause 18.3.1, the DCQ shall not exceed the Field Reserves as last determined pursuant to Article VIII, divided by six thousand (6,000). The Sellers may notify and offer Buyers an increase in the available DCQ if such is supported by a Field Reserves redetermination pursuant to Article VIII and the above maximum limitation of the Field Reserves divided by six thousand (6,000). Buyers may accept all, part or none of such increase pursuant to Sub-clause 4.6.3.

4.6.3 With respect to the proposed increase in DCQ under Sub-clause 4.6.2, the Parties hereby agree that for and in relation to the DCQ to be delivered and sold by Sellers and to be taken and purchased by Buyers for the second and subsequent phases under this Agreement:

    (a) Sellers' delivery obligations and facility installation shall be based on the Parties' agreed forecast of gas demand realistically expected to occur and from which Natural Gas produced from the Contract Area can be supplied to meet such demand.

    Such forecast of gas demand shall take into account the relevant delivery and take obligations in Buyers' gas supply contract(s) with their end-users and also, where appropriate, shall take into account any then existing and planned Buyers' facilities expansion.

    Accordingly, following a Field Reserve determination pursuant to Sub-clause 8.1(i), the Parties shall meet and jointly determine and agree by end of March in each Calendar Year during the term of this Agreement a detailed estimate of daily average gas demand for which the Natural Gas produced from the Contract Area can be supplied to meet such demand for the remaining duration of the term of this Agreement. Where appropriate, such estimate shall also identify any allowance for anticipated market growth and Buyers' new customer(s).

    The above forecasts and estimates shall be based on market data developed by Buyers (which as such may include Buyers' estimates and forecasts) and shall be established in light of the best market information available taking into account among other things, the accuracy of previous forecasts and rate of actual growth in gas demand and other commercial considerations. The Parties will establish the DCQ(s) and the timing necessary to supply the above forecasts and estimates over the balance of the term of this Agreement.

    (b) Based on the estimated DCQ(s) established pursuant to paragraph (a) above, the Parties by end of June of the same Calendar Year shall jointly determine and agree on the CDC(s) which shall equal one hundred and ten (110) percent of such DCQ(s) and which shall be the daily obligation of Sellers to supply Natural Gas to Buyers.


    (c) The Parties shall formalize and execute the documents incorporating the Parties' agreed DCQ and CDC by September 1st of the same Calendar Year. Such DCQ and CDC to be effective on a date mutually agreed by the Parties.

4.7.1 Sellers shall, during the term of this Agreement, maintain the Contractual Delivery Capacity ("CDC") of one hundred and ten (110) percent of the DCQ. Buyers may require Natural Gas from Sellers up to that maximum rate of CDC at any time during the term of this Agreement notwithstanding that the aggregate of such daily requirements may exceed the ACQ. Each Buyer shall have an individual Contractual Delivery Capacity ("CDC*") equal to fifty (50) percent of the CDC.

4.7.2 Notwithstanding the provisions of Clause 4.6 and Sub-clause 4.7.1 but subject to Sub-clause 4.12.1 (b), on each scheduled maintenance Day, as referred to in Sub-clause 4.12.1, Sellers shall deliver and Buyers shall accept delivery of a minimum volume equal to fifty (50) percent of the applicable DCQ, and such minimum volume shall, for that Day, be deemed to constitute and be counted as the CDC for the purpose of determining any Shortfall on Sellers' part and as the deemed DCQ* for the purpose of determining Buyer's or Buyers' Take-or-Pay obligation.

4.8.1     If  at  any  time  or  from  time  to time after the  fifteenth (15th)
Contract Year, part of Sellers' production facilities is damaged by an event beyond the control of Sellers acting in accordance with the standards of a Reasonable and Prudent Operator, and

     (i) it would be necessary for Sellers to incur any expenditure in order to repair the damage; and

     (ii) a Reasonable and Prudent Operator would not make such additional expenditure,

     then Sellers may serve upon each Buyer notice of a decrease in DCQ* which notice shall specify the said decreased DCQ* which shall not be less than that which a Reasonable and Prudent Operator could maintain without making such expenditure.


4.8.2 If within sixty (60) Days following the receipt of such notice under Sub-clause 4.8.1, Buyer or Buyers have informed Sellers that it or they consider(s) the DCQ* or DCQ which a Reasonable and Prudent Operator could maintain without making such additional expenditure as aforesaid is greater than the DCQ* or DCQ specified in the notice, or that a Reasonable and Prudent Operator would make such additional expenditure and the Parties are unable to agree then either Party may require the matter to be submitted for determination to an expert to be appointed under the provisions of Article XX and the expert shall be given access to all material data including raw data available to Sellers. The DCQ or DCQs* determined by the expert shall be the new DCQ or DCQs* in effect. However, in no event shall the new DCQ or DCQs* be greater than the DCQ or DCQs* applicable at the time of the notice as a result of the determination by the expert.

4.9.1 During each Contract Year each Buyer shall purchase and take itsindividual Net Annual Contract Quantity ("Net ACQ*") being the sum of the applicable DCQs* for each Day in the Contract Year multiplied by zero decimal nine zero (0.90) reduced by one half (1/2) of:-

     (i) any Natural Gas properly notified for delivery on any Day which Sellers have not delivered for any reason other than the failure of Buyers to accept;

     (ii) any Natural Gas properly notified for delivery on any Day which Buyers have been prevented by Force Majeure from accepting;

    (iii) any Natural Gas not delivered by reason of construction or tie-in work pursuant to Sub-clause 4.12.1.

     Each Buyer shall be deemed to have purchased and taken a portion of total Natural Gas delivered in a Contract Year proportional to its  DCQ*.

4.9.2 If in a Contract Year a Buyer has not taken at least its Net ACQ*, such Buyer shall pay Sellers the price or prices applicable in that Contract Year for the quantity equal to the difference between the Net ACQ* and the quantity of Natural Gas actually taken(the said Contract Year shall be called a "Debit Year"), and such quantity shall be the Take-or-Pay Gas quantity for that Contract Year.

     Provided  that:-

    (i) If in any previous Contract Year Buyer has taken and paid for Natural Gas (other than Natural Gas taken in accordance with Sub-clause 4.10.3) in excess of its Net ACQ* for that Contract Year (such excess gas hereinafter being called "Carry Forward Gas"), then such Carry Forward Gas shall be offset against the Take-or-Pay obligation of such Buyer in subsequent Contract Years.

    (ii) the application of such offset by Carry Forward Gas shall in any Contract Year be limited to fifteen (15) percent of the Net ACQ* for that Contract Year and such Buyer shall pay the remainder, if any, of the Take-or-Pay obligation for that Contract Year.

    (iii) the balance (if any) of Carry Forward Gas not so used shall be carried forward for offset in subsequent Contract Years, provided however that Carry Forward Gas shall only be used to offset such Buyer's obligations in the five (5) Contract Years following the Contract Year in which the offset was earned.

4.9.3 When under Sub-clause 4.9.2 a Buyer has paid for a quantity of Natural Gas not taken in a Debit Year, such Buyer may in any or all of the subsequent Contract Years take free of charge, after such Buyer has taken the Net ACQ* for that Contract Year, a quantity of Natural Gas up to the quantity of Natural Gas so paid for in respect of the Debit Year or Years.

     Provided that this Clause shall not oblige Sellers to deliver Natural Gas in excess of the CDC on any Day.

4.10.1 Not later than ten (10) o'clock a.m. each Friday Buyers' Representative, as stipulated in Article XXIV, shall notify Sellers' Representative of the quantity of Natural Gas nominated by Buyers for each Day of the following week. Such quantity shall be delivered at a rate which if sustained throughout the Day will provide not more than the CDC, and so far as reasonably practicable, Sellers shall deliver and each Buyer shall receive at a rate as consistent as possible throughout the Day, with due consideration for the normal fluctuations caused by demand variations and operational control of facilities.

4.10.2 Buyers' Representative may at any time before or during any Day call for the rate of delivery previously notified to be varied to any extent within the limit of Clause 4.7 and Sub-clause 4.9.1 and Sellers shall use reasonable endeavors to comply with such request except that:-


      (i) Any request for a change of equal to or less than ten (10) percent must be complied with within six (6) hours.

     (ii) Any request for a change of greater than or equal to ten (10) percent but less than twenty-five (25) percent must be complied with within twelve (12) hours.

     (iii) Any request for a change of twenty-five (25) percent or greater must be complied with within twenty-four (24) hours.

4.10.3 At the request of Buyers, Sellers shall deliver Natural Gas at a rate exceeding the limits in Sub-clauses 4.7.1 and 4.7.2 if in Sellers' sole judgment they are from a technical point of view reasonably able to do so.

4.10.4 For the purpose of this Agreement, the Natural Gas quantity properly notified for delivery on any Day shall be that quantity which would be tendered for delivery if the delivery rate or rates required by Buyer or Buyers had been sustained throughout the number of hours for which the rate was or the rates were required to be effective.

     Provided that if Buyers have in fact called for a rate exceeding the applicable CDC, the properly nominated quantity shall be calculated as if the rate called for had been that of the applicable CDC.

4.11 After any event causing a total cessation of Natural Gas deliveries, Sellers, while using reasonable endeavors to meet Buyer's or Buyers' nominations, shall, subject to the provisions of this Agreement, be relieved from the consequences of any failure to deliver the properly nominated quantity in full for a period of twenty-four (24) hours from the time of resumption of deliveries.

4.12.1     (a)   For  each  Year  there  shall  be allocated sufficient time for planned maintenance work of Sellers' production and delivery facilities. The annual maintenance schedule is to be drawn up by Sellers and agreed to by Buyers prior to the start of each Year and such agreement shall not to be unreasonably withheld. Each annual maintenance schedule shall consist of the number of maintenance Days for that Year and the dates planned for the performing of maintenance work, as required by Sellers acting to the standard of a Reasonable and Prudent Operator.

     (b) It is agreed that Sellers' delivery obligation may, based on prudent operatorship, be reduced to zero (0) percent DCQ provided that:-

          (i) it shall only be applicable until duplicate production facilities are installed; and
         (ii) it shall only be for the purpose of Sellers' simultaneous repair and maintenance of their equipment and facilities; and

         (iii) it shall not exceed a period of forty-eight (48) hours. The Parties recognize that the forty-eight (48) hours is dependent upon the extent and flexibility of Buyers' line-pack and that such period will be shortened if Buyers' line-pack or flexibility is reduced.

     (c) Following installation of duplicate production facilities, the minimum volume of DCQ to be maintained by Sellers shall not be less than fifty
(50)  percent  of  the  agreed  DCQ.

     (d) Such minimum volume shall, for that Day, be deemed to constitute and be counted as the CDC for the purpose of determining any Shortfall on Sellers' part and as the deemed DCQ for the purpose of determining a Buyers' Take-or-Pay obligation.

     (e) Each Day during the maintenance schedule shall be referred to as a "Scheduled Maintenance Day".

     (f)     The  maximum  allowable maintenance Days for each Year shall be ten
(10) Days. Days on which construction or tie-in work required for installation of booster compression, bringing future offshore fields online and other similar operations required from time to time ("Construction Days") shall not be considered as part of the Scheduled Maintenance Days.

     (g) The Parties may mutually agree to change the maximum allowable maintenance Days, such agreement shall not be unreasonably withheld, as necessary by taking into account amongst others;

          (i)  the  condition  and  age  of  Sellers'  facilities;

         (ii)  any  significant  changes  in  production  levels;

        (iii)  any significant changes affecting Sellers' production operations;

         (iv) any maintenance work which may not be necessary on an annual basis but at intervals of more than one Year at a time; and

          (v) the condition and age of Buyer's or Buyers' facilities and its or their scheduled Maintenance Days as may be required by Buyer or Buyers.

4.12.2 The Parties shall confer on a regular basis and to every reasonable extent possible shall schedule their respective planned maintenance work to coincide on the same Day or Days. For any planned maintenance work that is to be carried out on any dates other than those as planned, the Party wishing to conduct such work shall give the other Party at least five (5) Days written notice in advance of the Day or Days to be utilized for such work. Such Day or Days shall be part of the maximum allowable maintenance Days described in Sub-clause 4.12.1 (f), and not additional thereto.

4.12.3 Based on Sellers' maximum allowable maintenance Days for any Contract Year, Buyer or Buyers may utilize equal time for planned maintenance of its or their gas transmission facilities, gas separation plants and other related facilities. Buyers shall use reasonable endeavours to ensure that their maintenance work coincides with Sellers scheduled maintenance days.

4.12.4 Sellers shall give written notice to Buyers at least one hundred eighty (180) Days prior to Construction Days, and shall as a prudent operator, designate a number of Days in which this work shall be fully performed. At least forty-five (45) Days prior to commencing such work, Sellers shall notify Buyers of the proposed timing and duration of the work. The proposed timing and duration shall have to be agreed by Buyers, such agreement shall not be unreasonably withheld. With such notice Sellers shall indicate a minimum volume, which may be zero (0) percent of the applicable DCQ, for each Construction Day, and such minimum volume shall, for that Day, be deemed to constitute and be counted as the CDC for the purpose of determining any Shortfall on Sellers' part and as the deemed DCQ for the purpose of determining a Buyers' Take-or-Pay obligation.



                                    ARTICLE V
                              SELLERS' RESERVATIONS

There  are  reserved  to  Sellers  the  following:

5.1 Without prejudice to the nature and extent of the obligations of Sellers under this Agreement the right to decide the manner in which they shall conduct their physical operations.

5.2 The right to use Natural Gas produced by Sellers from the Reservoir for any of the following purposes to the extent that they may be necessary or convenient for the fulfillment of their obligations under this Agreement, including but not limited to:

     (i) the operation of Sellers' field facilities, process facilities and other miscellaneous uses, including flaring, relating to production from the Reservoir; and

    (ii) gas lift operations, repressuring, pressure maintenance or cycling operations within the Reservoir.

5.3 The right to process the Natural Gas recovered before delivery to Buyers for the removal of any constituents other than methane, ethane, propane and butane (except such minimum amounts of methane, ethane, propane and butane as would necessarily be removed in the recovery of such constituents). Such removed constituents shall not be a part of this Agreement.

5.4 Any right as may be exercisable by Sellers under this Article V shall not adversely affect Sellers' obligation to deliver and sell Natural Gas to Buyer or Buyers and Buyer's or Buyers' right to take and purchase Natural Gas from Sellers under this Agreement.

                                   ARTICLE VI
                                BUYERS' FACILITIES

6.1 Buyers shall provide at their expense such facilities as may be necessary to connect Sellers' nominated platform(s) or other related facilities to Buyers' gas transmission pipelines, gas separation plant and such other downstream facilities as may be necessary to enable Buyers to transmit and dispose of the Natural Gas on and after the DCD at the rate or rates calculated as herein provided.

6.2 Sellers will arrange to make space available on the portion of their Production Platform(s) or other related facilities that faces the Buyers' sealine for the installation and operation of Buyers' gas transmission pipelines and such other facilities, and Buyers agree to compensate Sellers for any proper cost as may reasonably be incurred by Sellers thereby. Any specific arrangements for Buyers' facilities tie-ins shall be the subject of a separate utilization agreement between the Parties.

Buyers shall give written notice to Sellers at least one hundred eighty (180) Days prior to commencing construction, installation, testing and commissioning Buyers' sealine and riser and other related facilities to be installed on or within three (3) kilometers of Sellers' facilities, and shall designate the thirty (30) Day period in which this work shall be fully performed. At least forty five (45) Days prior to commencing such work, Buyers shall notify Sellers of the fourteen (14) Day period in which the work shall be fully performed, providing that the fourteen (14) Day period must be completely contained within the thirty (30) Day period originally designated by Buyers.

     All such construction, installation, testing, and commissioning shall be conducted so as to minimize any interruption of or interference with platform operations, as reasonably judged by Sellers. Buyers shall indemnify and hold Sellers harmless in respect of any damages suffered by Sellers, or claimed by third parties, in anyway related to such operations by Buyers.

                                   ARTICLE VII
                             EXCHANGE OF INFORMATION

7.1 The Parties will at all times give to each other all such information necessary to enable each Party to carry out its obligations under this Agreement and in particular (but without prejudice to the generality of the foregoing) will meet together approximately three (3) Months before each new Contract Year to exchange and discuss written forecasts which shall indicate future programs of operations and expectations for succeeding years.

7.2 Within the first Contract Year Buyers shall give Sellers a list of basic data that they require necessary to permit Buyers to determine Field Reserves. Sellers shall give to Buyers all such basic data whether or not notice of a redetermination of Field Reserves has been given under Clause 8.2. This basic data shall be given to Buyers within thirty (30) Days after the end of each Contract Year.

7.3 All information given under this Article shall be given at the expense of the Party providing the same and shall not be disclosed to any person not in the service or employment or professionally retained by the Party receiving the same or in the service or employment of the Government of Thailand and the Government of Malaysia who is/are entitled to receive the same. Any information disclosed hereunder shall be so disclosed only on condition that the recipient shall make no further disclosure thereof.

                                  ARTICLE VIII
                            DETERMINATION OF RESERVES


8.1     Without  prejudice  to  Sub-clauses  4.6.1,  4.6.2,  4.6.3,  and 4.6.4:-

     (i) Either Buyer or Buyers, or, Sellers may, at any time or from time to time, by notice in writing to the other, require a redetermination of the Field Reserves.

    (ii) Field Reserves shall be redetermined in accordance with the requirements of this Article VIII and good oil and gas industry practice. The Field Reserves so redetermined shall become effective according to Clause 8.2 and shall be used to calculate the DCQ to be agreed between the Parties.

   (iii) Unless the Parties shall expressly agree to the contrary, no notice requiring a redetermination shall be given before the expiration of one
(1)  Year  from  the  completion  date  of  the  previous  redetermination.

8.2 If the Parties agree upon the result of such redetermination, the Party requesting such redetermination shall issue a notice of completion of redetermination specifying the new quantity of Field Reserves. If the Parties do not so agree, then within sixty (60) Days of the notice requiring the redetermination, either Buyer or Buyers or Sellers may require that a redetermination to be carried out by an expert appointed pursuant to Article XX, who shall be given access to all material data including raw data available to Sellers and Buyer or Buyers. The expert shall then issue a written report specifying the new quantity of the Field Reserves. The Field Reserves as so redetermined shall become effective for all purposes of this Agreement on the Day of the issuance of a notice of completion by the Party or the written report by the expert as the case may be.

8.3 For any redetermination conducted pursuant to Clauses 8.1 and 8.2, the Field Reserves shall contain all Proved Natural Gas Reserves and no more than twenty (20) percent of the total Field Reserves shall be Probable Natural Gas Reserves.

                                   ARTICLE IX
                           PRICE AND PRICE ADJUSTMENT


9.1 Natural Gas delivered under this Agreement in each Contract Year (or to be paid for whether delivered or not) shall be paid for in the manner and at the prices following.

9.2 The Initial Base Price (IBP) shall be US. Dollars two decimal three zero (2.30) for each one million (1,000,000) BTUs.

9.3.1 In the Month immediately preceding the RIP established under Sub-clause 4.2.3 and in the Month of September every Year thereafter for the duration of this Agreement, the IBP shall be used to calculate the Current Price in the following manner and the Current Price so obtained shall become effective on the first (1st) Day of October immediately following and remain effective until the thirtieth (30th) Day of September the following Year unless previously changed under Sub-clause 9.3.3.

9.3.2 Four prices (Ay, By, Cy, Dy) shall be calculated according to the four formulae in Sub-clauses 9.3.2(i), 9.3.2(ii), 9.3.2(iii) and 9.3.2(iv) below:

     (i)     Ceiling  Price

             Ay  =  1.1(IBP)(Fy/F)

     (ii)    Normal  Price

             By=IBP[0.25(CPIy/CPI)+0.25(OMy/OM)+0.35(Fy/F)+0.15]

     (iii)   Floor  Price

             Cy=(IBP-$0.125)[0.25(CPIy/CPI)+0.25(OMy/OM)+0.2(Fy/F)+0.3]

     (iv)    Special  Floor  Price

             Dy  =  Ay+Cy
                    -----
                       2



Where:
     F          is  agreed  to  be  US  $14.500000  per  barrel.

     Fy     =   the  arithmetic average of the figures last published for each
Month of the calendar Year immediately preceding the Year in which the prices have to be adjusted in United States Dollars per barrel of medium fuel oil (180
CST) ex Singapore from BP Oil International, Caltex Petroleum Corporation, Shell Eastern Petroleum PTE Ltd., Mobil Sales and Supply Corporation, Singapore Petroleum Corporation PTE Ltd. and Esso Singapore PTE Ltd. as published in Platt's Oilgram Price Service.

     CPI    =     the  arithmetic  average  of  the  figures published for each
Month of the twelve (12) Month period, inclusive, for the Consumer Price Index number in the United States of America, all items, all urban consumers (CPI-U) based on 100 for the calendar Year 1982-84 as published by the United States Department of Labor, Bureau of Labor Statistics. "CPI" is agreed to be one hundred forty seven decimal three six six six six seven (147.366667) for the time period 1st October, 1993 to 30th September, 1994.

     CPIy = the arithmetic average of the figures published as for CPI above in respect of the twelve (12) Month period ending twelve (12) Months prior to the date on which the prices will be adjusted pursuant to Sub-clause 9.3.1.

     OM = the arithmetic average of the figures published for each Month of the twelve (12) Month period, inclusive, for the Producer Price Index for Oil Field and Gas Field Machinery and Tools, Commodity Code No. 1191, based on 100 for the calendar Year 1982 as published by the United States Department of Labor, Bureau of Labor Statistics. OM is agreed to be one hundred ten decimal zero eight three three three three (110.083333) for the time period 1st October, 1993 through 30th September, 1994.

     OMy = the arithmetic average of the figures published as for OM above for each Month of the twelve (12) Month period ending twelve (12) Months prior to the date on which the prices will be adjusted pursuant to Sub-clause 9.3.1.




9.3.3          The  Current  Price  shall  be:

     (i)     "By"  if  "Ay"  is greater than "By" and "By" is greater than "Cy";
     (ii)    "Ay"  if  "By" is greater than "Ay" and "Ay" is greater than "Cy";
     (iii)   "Cy"  if "Ay" is greater than "Cy" and "Cy" is greater than "By";
     (iv)    "Dy"  if  "Cy"  is  greater  than  "Ay".

The Contract Price paid to Sellers by Buyers shall be the Current Price until a cumulative zero decimal five zero (0.50) Trillion Cubic Feet of Natural Gas has been delivered from the Contract Area by Sellers and paid for by Buyers. For deliveries in excess of zero decimal five zero (0.50) Trillion Cubic Feet of Natural Gas until a cumulative one decimal three zero (1.30) Trillion Cubic Feet of Natural Gas has been delivered from the Contract Area and paid for by Buyers, the Current Price shall be multiplied by zero decimal nine five (0.95) to obtain the Contract Price to be paid to Sellers by Buyers. For deliveries from the Contract Area in excess of a cumulative one decimal three zero (1.30) Trillion Cubic Feet of Natural Gas the Current Price shall be multiplied by zero decimal nine zero (0.90) to obtain the Contract Price to be paid to Sellers by Buyers.

9.4.1 If any of the factors used in this Clause 9.3 are not made available on a timely basis, pricing and payment shall be made on a provisional basis using the best estimates available and shall be adjusted retroactively when the final figures become available.

9.4.2 If at any time or from time to time any of the indices or sets of statistics used in this Article IX shall be discontinued, or if either Party considers any of the indices or sets of statistics to be so changed or become so out-of-date that it ceases to fulfil the objective for which it was intended by the Parties as evidenced by the context in which it was used in this Agreement then that Party may so notify the other Party. The Parties shall in good faith, endeavour to mutually agree to new indices or sets of statistics.

9.4.3 If, within sixty (60) Days of the notification under Sub-clause 9.4.2 the Parties have failed to so agreed then at the request of either Party the matter shall be referred to an expert appointed under Article XX and such expert shall, as the case may require, either amend such index or set of statistics or replace the same with some new or other appropriate index or set of statistics.

9.5 If, for any reason, any of the components of the final data, namely, Fy, CPIy, and OMy are not published or made available for use in Clause 9.3 when it becomes necessary to recalculate a new Current Price, then such adjustment shall be provisionally made using the arithmetic average of the latest available twelve (12) Months in the calculation of CPIy, OMy, or Fy as the case may be and the final adjustment shall be made within thirty (30) Days of all of the components of the final data becoming available. Such final adjustments shall have retroactive effect.

9.6.1 All figures in calculations performed under this Article IX shall at each stage in the calculation be rounded to six (6) decimal places by rounding off the (7th) seventh decimal place, a five (5) in the (7th) seventh decimal place being rounded upwards.

9.6.2 The final figures used for the prices payable under this Article IX shall be rounded to four (4) decimal places by rounding off the (5th) fifth decimal place, a five (5) in the (5th) fifth decimal place being rounded upwards.

9.7 Payment for any Natural Gas delivered by Sellers to Buyer or Buyers from the DCD until the successful conclusion of the Test Period shall be at seventy-five (75) percent of the Contract Price. Such volumes of Natural Gas paid for at this discounted price shall be excluded from the calculation of the cumulative sales by Sellers to Buyers referred to in Sub-clause 9.3.3.

     The actual price to be paid for any Natural Gas delivered at the earlier of the successful completion of the Test Period or the CDD shall be at the Contract Price pursuant to Sub-clause 9.3.3 or at the reduced price applicable under Articles XI, XII, and XIV.

9.8 Effective from the CDD, Buyers shall pay Sellers (in the manner provided in Article X) for an amount of Natural Gas equal to the Net ACQ for each Contract Year at the Contract Price or at the reduced prices applicable under Articles XI, XII and XV in the following priority:

     (i) Firstly for such volumes of Natural Gas to which the reduced prices under Articles XI, XII and XV shall apply at such reduced prices.

    (ii) Secondly for the remaining balance, if any, of the Net ACQ, at the Contract Price.

9.9 Any Natural Gas taken in each Contract Year in addition to the Net ACQ shall be paid for in the following priority:

    (i) Firstly, such volumes of Take-or-Pay Gas as each Buyer has paid for but not taken in Debit Years in accordance with Sub-clauses 4.9.2 and 4.9.3 shall be free of charge.

   (ii)  Secondly, the remaining balance, if any, of the volumes of Natural
Gas  to  which  the  reduced  prices  under  Article  XI,  XII,  and  XV  apply.

  (iii)  Thirdly,  the  remaining  balance, if any, at the Contract Price.

                                    ARTICLE X
                               BILLING AND PAYMENT

10.1 On or before the tenth (10th) Day of each Month, beginning the Month following the Month in which the DCD occurs, Sellers shall render or cause to be rendered to Buyers' Representative a statement and invoice showing for the preceding Month:-

     (i) the quantity of Natural Gas properly nominated by Buyers' Representative for delivery on each Day and the amount of Natural Gas delivered by Sellers to Buyers hereunder on each Day expressed in Cubic Feet and million BTUs;

    (ii)     the  DCQ  and  DCQs*  applicable  on  each  Day;

   (iii)     the  quantity  of  Natural Gas actually taken by Buyers each Day;

    (iv) the Shortfall for each Day and the cumulative Shortfall for that Month for each Buyer;

     (v) the adjustment (if any) in the ACQ and ACQs* to be made in respect of that Month;

    (vi) the Gross Calorific Value of the Natural Gas delivered in each Day expressed in BTU per Cubic Foot;

   (vii) the sum due from each Buyer and owing to each of the Sellers under Article IX for Natural Gas delivered during the Month and any prior Month showing the quantities at the different prices if applicable;

  (viii)     any  sums  due  and  owing  to  each  Buyer  under  Article  XI;

    (ix)     the  net  sum  payable  to  each  Seller;  and

     (x) any other relevant information or data as may be agreed between Parties.

10.2 On or before the January 31st of each calendar Year, Sellers shall render or cause to be rendered to each Buyer an annual statement and invoice for the preceding Contract Year, or portion thereof, showing:

      (i) the total quantity of Natural Gas delivered hereunder in total and to each Buyer in the preceding Contract Year expressed in Cubic Feet and million BTUs;

     (ii)     the  Net  ACQ  and  the  Net  ACQs*  for  that  Contract  Year;


    (iii) the quantity (if any) of undelivered Natural Gas (expressed in Cubic Feet and million BTUs calculated from the weighted average Gross Calorific Value of the Natural Gas delivered during that Contract Year) for which each Buyer must pay under Clause 9.8;

     (iv) the quantities (if any) of Carry Forward Gas each Buyer earned during that Contract Year, the quantity (if any) of Carry Forward Gas used during that Contract Year and the balance (if any) of Carry Forward Gas remaining at the end of that Contract Year;

      (v) the quantity (if any) of Natural Gas delivered which is free of charge to each Buyer under Sub-clause 9.9 (i);

     (vi) the net sum or sums (if any) payable by one Party to another in respect of such quantity or quantities; and

    (vii) any other relevant information or data as may be agreed between Parties.


     Provided that if by the thirty first (31st) Day of January of a given calendar Year Sellers shall not have rendered an annual statement and invoice, then Buyer or Buyers may itself or themselves prepare the same and render it to Sellers.

10.3     On  or  before the thirtieth (30th) Day of each Month, or the twentieth
(20th) Day following receipt of the statement for that Month, whichever is later each Buyer shall pay Sellers the net sums set out in the statement under Sub-clause 10.1 (ix).

10.4 On or before the twenty eighth (28th) Day of February each Year, or the twentieth (20th) Day following receipt of the relevant statement, whichever is later each Buyer or Sellers (as the case may be), shall pay the net sum or sums (if any) referred to in Sub-clause 10.2 (vi).

10.5 Where any sum is in dispute the undisputed portion shall promptly be paid and after settlement of the dispute any amount agreed or otherwise determined to be due shall be paid within fourteen (14) Days after such agreement or determination with interest thereon in accordance with Clause 10.7.

10.6 Payment under this Article X shall be made by wire transfer, or other method as the Parties may agree, in US Dollar to the credit of each of Sellers or Buyers (as the case may be) at such place as each Party may request or at such other place as the Parties may agree.


10.7 Should any Party fail to make payment to another of any sum due hereunder interest thereon shall accrue equal to London Inter-Bank Offered Rate (LIBOR) rate for US Dollar for one (1) Month as published in the Financial Times of London plus two (2) percent, except to the extent that the failure to make payment arose from an error on the part of the Party to whom payment was due to be made.

10.8 Buyers and Sellers shall have the right at reasonable hours to examine the books, records and charts of the other Party relative to this Agreement to the extent necessary to verify the accuracy of any statement, charges or computation made pursuant to any of the provisions of this Agreement. Provided that:

     (i) such books, records and charts need not be preserved longer than a period of four (4) Years from the date of recording; and

    (ii) if any such examination reveals any inaccuracy in any billing theretofore made the necessary adjustment shall be made promptly but in any event, no adjustment shall be made after four (4) Years from the date of recording and such adjustment shall include interest on the adjustment amount over the period from the date on which such adjustment first accrued to the date such adjustment is paid, at a rate equal to LIBOR plus two (2) percent.

                                   ARTICLE XI
                                     QUALITY


11.1 From the CDD and thereafter Natural Gas delivered by Sellers to Buyers under this Agreement shall, at the Delivery Point(s), be in accordance with the quality specifications set out in the Second Schedule to this Agreement.

11.2 From the CDD and thereafter, if at any time or from time to time the Natural Gas offered for delivery hereunder shall fail to conform to the specifications set out in the Second Schedule and each Buyer or Buyers become aware by notification from Sellers or otherwise, each Buyer or Buyers after using reasonable endeavors to accept as much of the deficient Natural Gas offered as is possible, may either:

     (i) refuse to accept delivery of the Natural Gas in whole or in part until the deficiency has been remedied and in the event of such refusal, Buyers' only rights and remedies shall be as set forth in Article XV; or

    (ii) accept delivery of the Natural Gas in whole or in part (notwithstanding the deficiency in quality). Each Buyer may recoup from Sellers all reasonable expenses of a temporary nature incurred by each Buyer incidental to the acceptance of such quality-deficient Natural Gas and all actual and reasonable costs incurred by each Buyer in the course of any temporary measures which each Buyer or Buyers may take to render the Natural Gas in compliance with the quality specifications upon presentation of supporting cost documents by reducing the price to be paid to Sellers of Natural Gas to be delivered thereafter by twenty (20) percent until such cost is fully repaid. Sellers' liability hereunder to Buyers in any Month shall never exceed the value of an amount of Natural Gas that would be delivered in two days at the DCQ and Contract Price in force adjusted by the weighted average Gross Calorific Value for the Natural Gas delivered during the preceding twelve (12) Months.

11.3 Sellers shall as soon as possible after any failure in Natural Gas quality inform Buyers' Representative of the cause of such failure and give an estimate of the probable duration of such failure.

11.4 Within thirty (30) Days after any failure in Natural Gas quality Sellers may give notice to Buyers' Representative that Sellers propose within a period of not more than one hundred and eighty (180) Days to carry out the works necessary to remedy the deficiency in quality and in such event during the period mentioned in such notice or for so long as during such period Sellers are actively and diligently carrying out the said works each Buyer or Buyers shall not be entitled to carry out any remedial works of a permanent nature but may either refuse or accept delivery of Natural Gas in the manner set out in Clause 11.2.

11.5 If Sellers shall not have served a notice within the period mentioned in Clause 11.4 or (having served a notice) shall have ceased to carry out the works actively and diligently, then (in either such event) Buyer or Buyers may carry out such works as may reasonably be required to remedy the deficiency in quality after completion of the same, and upon submittal of cost documentation, may recover the cost (and interest thereon in accordance with Clause 10.7), not to exceed the value of a volume of Natural Gas that would be delivered in fourteen (14) Days at the DCQ and Contract Price in force adjusted by the weighted average Gross Calorific Value for the Natural Gas delivered during the preceding twelve (12) Months, from Sellers by reducing the price of Natural Gas to be delivered thereafter by twenty (20) percent until such cost (and interest) is repaid.

11.6 During any period in which Buyer or Buyers are carrying out any remedial works under Clause 11.5, they may either refuse or accept delivery of Natural Gas in the manner set out in Clause 11.2.

11.7 Any difference between the Parties which may arise in respect of the quality of the Natural Gas or the cost incurred in remedying any deficiency therein or in connection with the carrying out of any remedial works under this
Article XI shall (at the request of either Party) be referred to an expert to be appointed pursuant to Article XX.



                                   ARTICLE XII
                                DELIVERY PRESSURE

12.1 From the CDD and thereafter, Natural Gas to be delivered under this Agreement shall be delivered at the Delivery Point(s) at such pressure as Buyers' Representative shall specify, which shall thereafter be the "Contract Delivery Pressure", taking into account Buyer's or Buyers' back pressure at the Delivery Point at the time of delivery, but not to exceed two thousand (2000) PSIG.

12.2 If, at any time or from time to time from the CDD and thereafter, the Natural Gas offered for delivery hereunder is not at the Contract Delivery Pressure, Buyer or Buyers may either:-

     (i) refuse to accept delivery of the Natural Gas in whole or in part and in the event of such refusal Buyer or Buyers only rights and remedies shall be as set forth in Article XV; or

    (ii) accept delivery of the Natural Gas in whole or in part and in such event the Natural Gas accepted shall be paid for at a price equal to eighty (80) percent of the Contract Price.

                                  ARTICLE XIII
                                   MEASUREMENT

13.1.1 Natural Gas delivered under this Agreement shall be measured in Cubic Feet and BTUs according to the procedure set out in the Third Schedule attached hereto.

13.1.2 Sellers' Equipment shall include, but not be limited to, all measuring and testing equipment and related housings, devices, materials, equipment and appliances, and shall be furnished, installed, maintained and operated by Sellers at their own expense.

     Provided that Buyer or Buyers may, at their own expense, install and operate check measuring and testing equipment which shall not interfere with the use of Sellers' Equipment.

13.1.3 Sellers shall provide in respect of Sellers' Equipment such reasonable alternative facilities as shall ensure that withdrawal of any individual component or part for maintenance or adjustment does not affect the supply of Natural Gas.

13.1.4 Buyer or Buyers shall have the right from time to time and at all times upon giving reasonable notice to Sellers' Representative to inspect or cause to be inspected Sellers' Equipment and the charts and other measurements or test data of Sellers but the reading, calibration and adjustment of Sellers' Equipment and the changing of any charts shall be carried out only by Sellers who shall preserve all original test data, charts and other similar records for a period of four (4) Years and shall make a copy thereof available to Buyers' Representative at any time upon reasonable advance request.

     The Parties agree that each Buyer or Buyers or its/their employees, agents or representatives may enter upon any facilities owned or installed by Sellers pursuant to this Article XIII at the sole risk and expense of such Buyer or Buyers.

     Provided further that each Buyer or the Buyers shall afford to Sellers the same rights of inspection and verification at the sole risk of Sellers in respect of all check measuring and testing equipment installed at its check measurement station by Buyer or Buyers in respect of the Natural Gas delivered hereunder.

13.2.1 Each component of the measuring and testing equipment shall be adjusted to operate accurately within a limit prescribed by the manufacturer but which shall not in any case exceed a limit of one (1) percent.

13.2.2 The accuracy of Sellers' Equipment shall be verified by Sellers once in every Month during the Contract Period or at such other frequency as may be agreed (and at other times if so required by either Party) and Sellers shall give to Buyers' Representative sufficient prior notice of the date, time and nature of every verification to enable a representative of each Buyer or Buyers to be present. The results of any verification shall be binding on the Parties unless either Buyer or Buyers shall within seven (7) Days after such verification give notice to Sellers that it or they dispute(s) the accuracy of such verification.

13.2.3 Verifications shall be made at the expense of Sellers but each Buyer or Buyers shall bear the cost of the attendance of its representatives at any verification and shall bear the whole expense of any verification made at its request if the accuracy of the equipment concerned is found to be within the limits mentioned in Sub-clause 13.2.1.

13.3 If, at any time or from time to time during the continuance of this Agreement, any component of Sellers' Equipment is found to be out of service or registering outside the limits of accuracy agreed under Sub-clause 13.2.1, Sellers shall forthwith adjust it to read accurately within the limits mentioned in Sub-clause 13.2.1 or (if that is not possible) replace it with a serviceable component and (unless Sellers and Buyer or Buyers shall otherwise agree) the following provisions shall apply with regard to earlier readings affected by the defective component.

     (i) No correction shall be made in respect of readings made during the period before the period immediately preceding verification of the defective component;

    (ii) If the time at which the component became defective can be established, then readings affected thereby shall be corrected with effect from that time in the manner provided by paragraphs (a), (b), and (c) of Sub-clause
13.3  (iii);

   (iii) If the time at which the component became defective cannot be established, then the time which has elapsed since the immediately preceding verification shall be divided into two (2) equal parts and estimated readings shall be established in respect of the first such part by assuming that the defective component has operated accurately throughout such part and in respect of the second such part:

          (a) by using the readings recorded by any check measuring or testing equipment if such equipment shall be registering accurately within the limits mentioned in Sub-clause 13.2.1; or
          (b) if such equipment shall not be registering accurately or if no such equipment shall have been installed; by correcting the error if the percentage of error is ascertainable to the satisfaction of both Parties by calibration test or mathematical calculation; or

          (c) if the percentage of error is not so ascertainable; by estimating the quantity and/or quality of Natural Gas delivered by reference to deliveries under similar conditions when the defective component was registering accurately.

13.4 The Parties shall meet to discuss and to endeavor to settle any dispute which may arise with regard to the application of the provisions of this Article XIII or the measurement of the quantity of Natural Gas delivered and if within thirty (30) Days after the commencement of such meeting they shall have been unable to agree, the matter shall then be referred to an expert to be appointed under the provisions of Article XX.

                                   ARTICLE XIV
                        POINT OF DELIVERY, TITLE AND RISK

14.1 Natural Gas to be delivered under the terms of this Agreement shall be delivered by Sellers to each Buyer at the Delivery Point(s) specified in the Fourth Schedule attached hereto.

     Should future development require additional Delivery Point(s) both Parties shall meet in good faith with the view to agreeing on such additional Delivery Point(s).

14.2 The title and risk in the Natural Gas delivered by Sellers shall pass to Buyers at the Delivery Point(s).

     Provided that, if any Natural Gas so delivered is deficient in quality at the moment of its passage through a Delivery Point, regardless of Buyer's knowledge of such quality deficiency, such Natural Gas, for the purposes of this Agreement, shall be deemed to have been delivered and Buyers may recoup from Sellers for any damages incurred by Buyers in consequence of such deficiency up to a monetary amount equal to the value of a volume of Natural Gas that would be delivered in six (6) Days at the DCQ and Contract Price in force adjusted by the weighted average Gross Calorific Value for the Natural Gas delivered during the preceding twelve (12) Months by reducing the price of Natural Gas to be delivered thereafter by twenty (20) percent until such cost is repaid which recoupment shall be in place of any other rights and remedies of each Buyer.

14.3 As soon as reasonably practicable upon notification by Buyers' Representative of the occurrence of a breakage of a sealine causing an escape of Natural Gas, Sellers shall stop delivering Natural Gas and Buyer or Buyers shall not be required to pay for any Natural Gas passing the respective Delivery Point(s) after such breakage has been notified, provided that Buyer or Buyers shall, in good faith, promptly and diligently repair such breakage.

                                   ARTICLE XV
                                     DEFAULT

15.1 Except as otherwise provided in this Article XV and Clauses 11.2 and 12.2, each Party shall be liable to the other in the event of such Party's default or breach of an obligation hereunder only for actual costs, expenses and damages incurred by such other Party as the direct result of such default or breach.

15.2 Except as otherwise provided under Clause 15.3, if, after the CDD, Sellers fail to deliver on any Day the quantity, or any portion thereof, of the Natural Gas properly notified by Buyers' Representative for delivery on that Day (the deficient quantity being termed "Shortfall"), Buyer's remedy shall be the right to take as soon as possible as part of the Net ACQ in the following Month (or Months if required) a quantity of Natural Gas equal to the quantity of Shortfall at a reduced price equal to seventy-five (75) percent of the Contract Price applicable at the time the Shortfall occurred.

     Whenever this Clause 15.2 is applicable, the rights provided herein shall be in place of any and all other rights and remedies, including any right to damages, that Buyer or Buyers might otherwise have been entitled to.

15.3 Regardless of whether or not Clause 15.2 is applicable, Sellers shall not be liable to either Buyer for failure to deliver the quantity of Natural Gas properly notified for any Day:

     (i) If Sellers have been prevented by Force Majeure from delivering such Natural Gas; or

    (ii) If Buyer or Buyers have failed to accept delivery of such Natural Gas (unless the Buyer or Buyers have properly refused to accept delivery under Article XI or Article XII).

15.4 The maximum liability of any Buyer in respect of non-fulfilment of its obligations to take Natural Gas hereunder shall be limited to its liability to pay for gas not taken pursuant to Sub-clause 4.9.2 subject always to Buyer's rights under Sub-clauses 4.9.3 and 18.3.1.

15.5 In no event shall either Party be liable to the other for indirect or special damages of any kind nor shall either Party be liable to the other for damages asserted or claimed to have been suffered by any third party who is not a Party to this Agreement.

                                   ARTICLE XVI
                                  FORCE MAJEURE

16.1 In this Agreement, the term "Force Majeure" means any happening, event or its pernicious results which are beyond the control of a Party acting as a Reasonable and Prudent Operator, which causes or results in a failure by such Party to fulfil any obligation (other than obligations to give a notice or to pay money to another or others of the Parties) under this Agreement.

16.2 Events which may be subject to Clause 16.1 and considered as Force Majeure events shall include, but not be limited to, acts of government, strikes, lock-outs, acts of the public enemy, wars whether declared or undeclared, blockades, insurrection, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, civil disturbances, protests of the public which obstruct or cause any delay in the construction of the Pipeline System as defined in Article 4.2.1 (b), explosions, partial or entire failure, breakage or accident to the facilities used or required to deliver and receive Natural Gas including machinery, pipelines, Natural Gas Separation plants, and related facilities, inability to obtain environmental approvals and permits and EIA Approval necessary for the installation of the Pipeline System from the Office of Environmental Policy and Planning of Thailand and/or other relevant government authorities thereof by September 30, 2000, freezing of wells or pipelines, partial or entire failure of wells, inability to obtain necessary materials or supplies due to changes in laws and regulations, material changes in the obligations of Sellers under the PSC, as may be imposed by the Government of Thailand or the Government of Malaysia, or the inability of any customer or customers of Buyer or Buyers to take Natural Gas which it or they would have taken if such inability is caused by a happening which would have constituted Force Majeure under Clause 16.1 as if the customer or customers concerned had been a Party to this Agreement, provided that the customer or customers claiming Force Majeure is or are capable of accepting gas deliveries from the pipeline system connected to the Contract Area.

Provided that a Buyer shall have no right to Force Majeure relief hereunder by reason of the inability of any of its customers to take Natural Gas unless Buyer shall pro-rate the amount of relief which it requires among all of its relevant suppliers. Buyer shall quantify the pro-rated reduction in production it requires from its relevant suppliers by making the following calculation: the deemed amount of Natural Gas which would have been delivered to the customer concerned calculated by reference to the average delivery to that customer over the immediately preceding ninety (90) Days or such lesser period if data from ninety (90) Days deliveries are not available divided by Buyer's receipts from all of its relevant Natural Gas suppliers based on the average take of Natural Gas from each relevant supplier over the same ninety (90) Days or lesser period.


16.3     A  Party  claiming  relief  on  account  of  Force  Majeure  shall:

     (i) as soon as practicable give notice to the other Party or Parties of the happening said to constitute Force Majeure. Such notice shall include full information about the circumstances and a statement of the steps and time believed necessary to remedy the failure but neither Party shall be obliged to settle or prevent any strike or other industrial action except on terms acceptable to it.

    (ii) subject to Article XVIII and Sub-clause 4.8.1 proceed as a Reasonable and Prudent Operator at its own expense to remedy the failure with all reasonable dispatch.

16.4 A Party failing to fulfil its obligations (other than the obligations to give notice or to pay money excepted under Clause 16.1) by reason of Force Majeure and fulfilling the requirements of Clause 16.3 shall be relieved of its obligations under this Agreement, so far as they are affected by such Force Majeure during the continuance of any inability so caused, including without limitation, liability as follows:

     (a) in the case of Sellers to the extent that Force Majeure has prevented them from delivering Natural Gas that they should have delivered.

     (b) in the case of Buyer or Buyers to the extent that Force Majeure has prevented them or their customers (subject to the proviso of Clause 16.2) from accepting Natural Gas which they should have accepted or from disposing of the same.

                                  ARTICLE XVII
                                TERM OF AGREEMENT

The term of this Agreement shall begin on the Effective Date, and shall so continue in force subject to the provisions of Article XVIII, for the duration remaining in the PSC, or any extension to the PSC unless otherwise mutually agreed by the Parties. Rights and obligations accrued to and incurred by each Party prior to termination of this Agreement shall survive such termination.

                                  ARTICLE XVIII
                                   TERMINATION

18.1 Notwithstanding the provision of Article XVII, this Agreement shall terminate upon the first occurrence of either of the following:

     (i) There is no longer a positive balance of Field Reserves remaining in the Reservoir. If this Agreement terminates because there is no longer a positive balance of Field Reserves remaining in the Reservoir, then Sellers shall reimburse to each Buyer the net amount which each Buyer has paid for gas pursuant to Sub-clause 4.9.2 but not taken pursuant to Sub-clause 4.9.3. Reimbursement shall be made within thirty (30) Days of termination, after which interest shall be paid in accordance with Clause 10.7 until payment is effected; or

    (ii)     Upon  the  termination  of  the  PSC  or any extension to the PSC.

18.2 Sellers shall in good faith endeavor to give to Buyers not less than two (2) Years notice in advance of the date upon which the termination event is expected to occur but this Agreement shall terminate when such event occurs whether before or after the date notified by Sellers.

18.3.1 If at any time after Sellers have served a notice of a decrease in DCQ* under Sub-clause 4.8.1, the sealine connecting the Production Platform with the shore or any other part of the facilities necessary for the transmission, compression, treatment or distribution of the Natural Gas which is the subject of this Agreement is damaged by a happening beyond the control of Buyer or Buyers acting in accordance with the standards of a Reasonable and Prudent Operator and

     (i) it would be necessary for Buyer or Buyers to incur an expenditure in order to repair the damage; and

    (ii) a Reasonable and Prudent Operator would not make such additional expenditure,

     then Buyer or Buyers, subject to the determination of an expert as appointed in Sub-clause 18.3.2 below, may reduce their DCQ* or terminate this Agreement, as appropriate to the extent of the damage, with immediate effect and if this Agreement is so terminated then Buyer or Buyers and Sellers shall be excused from all obligations thereafter.



18.3.2 If within sixty (60) Days following the receipt of such notice under Sub-clause 18.3.1, Sellers have informed Buyer or Buyers that Sellers consider that a Reasonable and Prudent Operator would make such additional expenditure and the Parties are unable to agree then either Party may require the matter to be submitted to an expert to be appointed under the provisions of Article XX and the expert shall be given access to all material data including raw data available to Buyer or Buyers.

18.4 Termination under this Article XVIII shall not relieve any Party of an obligation to pay amounts due and payable to another at the time of termination.

18.5 If any provision or part of this Agreement is void, this Agreement as a whole shall not be effected thereby, and, if practicable, the remainder of the provisions hereof shall remain valid and enforceable. Provided, however, that if such affected provision is considered as essential by any Party, the Parties shall meet and endeavour in good faith to set out a legal replacement provision.

                                   ARTICLE XIX
                                   ASSIGNMENT

19.1 No Party shall be entitled to assign any of its rights or obligations under this Agreement to a third party without the written consent of the other Parties. Such consent shall not be unreasonably withheld.

                                   ARTICLE XX
                                     EXPERTS

20.1 The provisions of this Article XX shall apply whenever in this Agreement it is provided that any person is to be appointed an expert, or that any matter is to be referred to an expert, or whenever during the term of this Agreement the Parties agree that a point of difference between them shall be resolved by an expert.

20.2     The  procedure for the appointment of an expert shall be the following:

20.2.1 The Party wishing the appointment of an expert to be made shall give notice in writing to that effect to the other Parties and in such notice shall give details of the matter which is proposed to be resolved by the expert.

20.2.2 The Parties shall meet in an endeavor to agree upon a single expert to whom the matter in dispute shall be referred to for determination.

20.2.3 If within twenty-one (21) Days from the service of the said notice, the Parties have either failed to meet or failed to agree upon an expert, then the matter shall forthwith be referred by the Party wishing the appointment to be made, to the President of the International Gas Union who shall be requested to make the appointment of the said expert within thirty (30) Days and may in so doing take such independent advice as he thinks fit. If the President of the International Gas Union fails to appoint an expert within such thirty (30) Days, then the Party wishing the appointment to be made shall apply to the Centre for Technical Expertise of the International Chamber of Commerce ("I.C.C."), Paris, France, for an appointment of an expert in accordance with the Rules for Expertise of the I.C.C.

20.2.4 At such time as the Parties agree upon an expert or one is selected under the foregoing provisions of this Article XX, the Parties shall forthwith notify such expert of his selection and shall request him to state within fourteen (14) Days whether or not he is willing and able to accept the appointment. Acceptance of appointment shall be notified within twenty-four (24) hours to the other Parties.

20.2.5 If such expert shall be either unwilling or unable to accept such appointment or shall not have accepted within the said fourteen (14) Days then unless the Parties are able to agree on the appointment of another expert who is willing and able to act, the matter shall again be referred to the President of the International Gas Union who shall be requested to make a further appointment and if not, then to the I.C.C. for a further appointment, and the process shall be repeated until an expert who accepts the appointment is found.

20.3.1 No person shall be appointed to act as the expert under this Article XX unless he shall be qualified by education, experience and training to determine the matter in dispute, and shall have an international reputation or expertise in the area of dispute.

20.3.2 No person shall be appointed an expert who at the time of appointment is an employee, former employee, or any person engaged as a consultant by either Party, or if such expert has any interest or duty which conflicts with the duties and functions of the expert for the purpose of the appointment pursuant to this Agreement. Further, the expert may be removed if he has or acquires at any time before rendering his decision an interest or duty which conflicts with the duties and functions of the expert for the purposes of any decision under this Agreement.

20.4.1 The expert appointed shall make his decision on data, information and submissions supplied to him by the Parties not later than thirty (30) Days after his acceptance of the appointment and shall ignore data, information and submissions supplied and made after such thirty (30) Days unless the same are furnished in response to a specific request from him. The Parties shall cooperate with the expert to the fullest extent. The expert shall be provided access to data and information, which the Parties are able to make available and which in the judgement of the expert might aid him in making a valid determination. Representatives of the Parties shall have the right to consult with the expert and to furnish him written materials, but the expert may impose reasonable limitations on this right and shall be free to evaluate the extent to which any data or information is substantiated or pertinent.

20.4.2 If within a reasonable period which shall not in the case of a redetermination under Article VIII exceed one hundred and eighty (180) Days or in any other case ninety (90) Days after the acceptance by an expert of the appointment such expert shall not have rendered a decision, declines to act, dies or otherwise becomes unable to act as expert hereunder, then at the request of either Party a new expert shall be appointed under the provisions of this
Article XX and upon the acceptance of appointment by such new expert the appointment of the previous expert shall cease.


Provided that if the previous expert shall have rendered a decision prior to the date upon which the new expert accepts his appointment then such decision shall be binding upon the Parties and the instructions to the new expert shall be withdrawn.

20.5 The said expert shall be deemed not to be an arbitrator but shall render his decision as an expert. The report of the expert shall be in writing and shall set forth his decision and reasons therefore.


20.6 The decision of the expert shall be final and binding upon the Parties save in the event of fraud, mistake or failure by the expert to disclose any relevant conflict of interest. A Party acting in compliance with a decision of the expert shall not be liable for loss or damage suffered by the other Party resulting from acts or omissions committed by the first mentioned Party which are necessary for compliance with the expert's decision.

20.7 Each Party shall bear the costs and expenses of all counsel, witnesses, and employees retained by it but the costs and expenses of the expert shall be apportioned equally between Sellers and Buyer or Buyers.

                                   ARTICLE XXI
                                   ARBITRATION

21.1 Any and all disputes between the Parties arising out of or in connection with this Agreement, including its negotiation, execution, interpretation, performance or non-performance which they are not by this Agreement required or entitled to refer for determination to an expert appointed under the provisions of Article XX shall be solely and finally settled by arbitration in accordance with the procedures and rules of UNCITRAL and as set out below. Each Party agrees not to institute any lawsuit in respect of any dispute falling within the foregoing agreement to arbitrate except to enforce this Agreement to arbitrate or to enforce the award of the arbitrators .

21.2 If either Party refers a dispute to arbitration, each Party shall appoint one arbitrator and such arbitrators in turn shall jointly appoint a third arbitrator.

21.3 Each Party shall inform the other Party of the name of its own arbitrator within sixty (60) Days from the date on which either Party referred the dispute to arbitration; and if any Party fails to do so within the prescribed time, the other Party may request the President of the International Bank for Reconstruction and Development (hereinafter called "World Bank") to appoint an arbitrator for the first Party.

21.4 The arbitrators shall appoint the third arbitrator within sixty (60) Days from the date on which both arbitrators have been appointed; and if the arbitrators fail to do so or fail to agree on the appointment of the third arbitrator within the prescribed time, either Party or both Parties may request the President of the World Bank to appoint the third arbitrator for them.

21.5 If the President of the World Bank fails to appoint an arbitrator in accordance with Clause 21.3 or 21.4 within sixty (60) Days from the date of request thereunder, then either Party or both Parties may request the International Chamber of Commerce to make the appointment.

21.6 If for any reason whatsoever the appointment of an arbitrator is not made or a vacancy is not filled in accordance with Clause 21.5, either Party may request the President of the Federal Tribunal of Switzerland to make the relevant appointment.

21.7 The expenses of the arbitrator of either Party, whether or not appointed by that Party, shall be advanced by that Party. The expenses of the third arbitrator shall be advanced equally by both Parties.

21.8 The place of arbitration shall be as agreed upon by the Parties or, in the absence of an agreement, shall be Singapore. The language for the arbitration shall be English.

21.9      The  procedure  shall  be  that  of  the  UNCITRAL  Arbitration Rules.

21.10 In rendering an award, the arbitrators shall take into account the general principles of international laws as may be applicable, and any generally accepted customs and usages of the international petroleum business and shall determine in the award the expenses and fees of the arbitrators to be borne solely by either Party or to be shared by both Parties in such proportion as may be deemed proper.

21.11 The award of the arbitrators shall be final and binding on both Parties. Should any Party fail to comply with such award or if no settlement shall be obtained through arbitration then and only then the Parties shall submit the dispute to a court of competent jurisdiction.

                                  ARTICLE XXII
                                     WAIVER

No waiver by either Party of any default or defaults by the other in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default or defaults whether of a like or different character.

                                  ARTICLE XXIII
                             SUCCESSORS AND ASSIGNS

Subject to Article XIX, this Agreement shall bind and enure to the benefit of the Parties hereto and their respective successors and assigns.

                                  ARTICLE XXIV
                                 REPRESENTATIVES

Sellers designate Carigali-Triton Operating Company, as their representative for the giving and receiving of all notices to and from each Buyer, provided that all notices related to the provisions of Articles IV, VIII and IX shall also be delivered to each Seller. Should Sellers subsequently designate a new representative, Sellers shall notify each Buyer in writing. Anything done, performed or agreed to by Carigali-Triton Operating Company, or any succeeding Sellers' Representative shall be deemed as if it were done, performed, or agreed by Sellers.

Buyers shall designate their representative ("Buyers' Representative") for the giving and receiving of all notices to and from Sellers or Sellers' Representative and for all other purposes of this Agreement. Should Buyers' subsequently designate a new representative, Buyers shall notify each Seller in writing. Anything done, performed, or agreed by such Buyers' Representative or any succeeding Buyers' Representative shall be deemed as if it were done, performed, or agreed by Buyers.

                                   ARTICLE XXV
                                 APPLICABLE LAW


This Agreement shall be governed by and construed in accordance with the laws of England, exclusive of the conflict of law rules.



                                  ARTICLE XXVI
                                     NOTICES

26.1 Any notice, under this Agreement shall be in writing and shall be deemed received if delivered it to the Party in question by registered mail to the following address:

Sellers:
     Malaysia-Thailand  Joint  Authority
     27th  Floor,  City  Square  Centre,
     182  Jalan  Tun  Razak
     50400  Kuala  Lumpur,  Malaysia

     Attn:  Chief  Executive  Officer
And:
     Petronas  Carigali  (JDA)  Sdn.  Bhd.
     Tower  1,  Petronas  Twin  Towers,
     Kuala  Lumpur  City  Center
     50088  Kuala  Lumpur,  Malaysia

     Attn:  Chief  Operating  Officer
And:
     Triton  Oil  Company  of  Thailand
     Triton  Oil  Company  of  Thailand  (JDA)  Limited
     Suite  13.01,  13th  Floor,  Menara  Tan  &  Tan
     207  Jalan  Tun  Razak
     50400  Kuala  Lumpur,  Malaysia

     Attn:  General  Manager

Sellers'  Representative:
     Carigali-Triton  Operating  Company
     Suite  5.01-5.03,  5th  Floor,  Wisma  Inai
     Jalan  Tun  Razak
     50400  Kuala  Lumpur,  Malaysia

     Attn:  General  Manager

Buyers:
     Petroleum  Authority  of  Thailand
     555  Vibhavadi  Rangsit  Road
     Ladyao  Sub-district,  Chatuchak  District
     Bangkok  10900

     Attn:  Governor


And:
     Petroliam  Nasional  Berhad
     Tower  1,  PETRONAS  Twin  Towers,
     Kuala  Lumpur  City  Center,
     50088  Kuala  Lumpur
     Malaysia

     Attn:  Senior  General  Manager
            Legal  &  Corporate  Affairs  Division

or at any other address that a Party may from time to time notify the other in writing. Buyers shall provide to Sellers the address of Buyers' Representative for the purpose of this Article XXVI accordingly.

26.2 Any notice, communication or statement given by ordinary mail, hand, telex, telegram or facsimile shall be deemed received by the addressee when actually received. However, when in doubt it shall be deemed received by the addressee when such receipt is acknowledged in writing without prejudice to the validity of the original.

                                  ARTICLE XXVII
                                MARGINAL HEADINGS


The marginal headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.




                                 ARTICLE XXVIII
                        ENTIRE AGREEMENT AND ATTACHMENTS

This Agreement and the terms hereof shall constitute the entire Agreement between the Parties hereto with respect to all matters herein and its execution has not been induced by, nor do either of the Parties rely upon or regard as material, any representations or writings whatsoever not incorporated herein. This Agreement may be modified or supplemented only by amendment in writing executed by the Parties hereto.

There are attached to this Agreement four (4) Schedules numbered from the First to the Fourth and such Schedules are hereby made a part of this Agreement and incorporated herein by reference.



                                  ARTICLE XXIX
                                 EFFECTIVE DATE

This Agreement shall become effective when Buyers and Sellers have each executed this Agreement.



                                   ARTICLE XXX
                             FINANCIAL ARRANGEMENTS

Sellers acknowledge that Buyers may be seeking financing for the sealines and related facilities and Buyers acknowledge that Sellers may be seeking financing for their production facilities. The Parties hereby agree to cooperate with the other Parties and the various lenders that may be involved in connection with such financial arrangements.

IN WITNESS WHEREOF each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

FOR:MALAYSIA-THAILAND JOINT AUTHORITY  FOR:  PETRONAS CARIGALI (JDA)SDN BHD


Authorised Signature :                 Authorised Signature :

_____________________________          _____________________________
ISMAIL SULAIMAN                        DATO' MOHAMAD IDRIS MANSOR
CHIEF EXECUTIVE OFFICER                CHAIRMAN

Witness:                               Witness:

_____________________________          _____________________________
DR. SONGPOPE POLACHAN                  MOHD AZHAR OSMAN KHAIRUDDIN
DEPUTY CHIEF EXECUTIVE OFFICER         DIRECTOR

                                       FOR: TRITON OIL COMPANY  OF THAILAND
FOR:TRITON OIL COMPANY OF THAILAND            (JDA) LIMITED

Authorised Signature :                 Authorised Signature :

_____________________________          _____________________________
JAMES C MUSSELMAN                      JAMES C MUSSELMAN
PRESIDENT & CHIEF EXECUTIVE OFFICER    PRESIDENT & CHIEF EXECUTIVE OFFICER

Witness:                               Witness:

_____________________________          _____________________________
DON M DRINKARD, JR                     DON M DRINKARD, JR
GENERAL MANAGER                        GENERAL MANAGER

FOR: PETROLEUM AUTHORITY OF THAILAND   FOR: PETROLIAM NASIONAL BERHAD
Authorised Signature :                 Authorised Signature :

_____________________________          _____________________________
VISET CHOOPIBAN                        TAN SRI DATO' MOHD HASSAN MARICAN
GOVERNOR                               PRESIDENT/CHIEF EXECUTIVE

Witness:                               Witness:

_____________________________          _____________________________
PITI YIMPRASERT                        DATO' ABDUL RAHIM ABU BAKAR
PRESIDENT, PTT GAS                     VICE PRESIDENT







                              FIRST SCHEDULE

 GAS  CONTRACT  AREA  -

      Map of Block A-18

                                 SECOND SCHEDULE
                              QUALITY SPECIFICATION


1.     Natural Gas delivered under this Agreement shall at the Point of Delivery

     (1) GENERAL - be commercially free from materials and dust or other solid matter, liquid matter, waxes, gums and gumforming constituents which might cause injury to or interference with proper operations of the lines, meters, regulators or other appliances through which Natural Gas flows. Sellers shall furnish, install, maintain and operate such drips, separators, heaters and other devices as Sellers deem necessary or desirable to effect compliance with this specification.

     (2) WATER CONTENT - contain not more than seven (7) pounds of water vapor per one million (1,000,000) Cubic Feet of Natural Gas.

     (3) SULFUR - contain not more than five decimal one seven (5.17) grains total sulfur per one hundred (100) Cubic Feet of Natural Gas.

     (4) HYDROGEN SULFIDE - contain not more than three decimal four five (3.45) grains of hydrogen sulfide per one hundred (100) Cubic Feet of Natural Gas, as determined by the weighted average at all applicable delivery points.

     (5) CARBON DIOXIDE - contain not more than twenty-three (23) mole percent of Carbon Dioxide, at each delivery point.

     (6) OXYGEN - contain not more than zero decimal one (0.1) mole percent of oxygen.

     (7) HEATING VALUE - have a Gross Calorific Value not less than eight hundred fifty (850) BTU per Cubic Foot and not more than eleven hundred fifty (1,150) BTU per Cubic Foot.

     (8) TEMPERATURE - shall have a temperature which is not less than sixty degrees (60o) Fahrenheit and not more than one hundred forty degrees (140o) Fahrenheit.

     (9) MERCURY - contain not more than fifty (50) micrograms per cubic meter, as determined by the weighted average at all applicable delivery points.

2. Suitable standard test methods and measuring instruments of standard manufacture acceptable to both Parties together with procedures for checking and/or verification of the instruments shall be agreed between the Parties or be determined by an expert.




                                 THIRD SCHEDULE
                      MEASUREMENT OF NATURAL GAS DELIVERED

1.     METERING

     The Natural Gas delivered under this Agreement shall be measured with meters constructed and installed, and whose computations of volume are made, in accordance with the provisions of Gas Measurement Committee Report No. 3 of the American Gas Association (AGA) as reprinted and revised September, 1985, with any subsequent amendments or revisions which may be mutually acceptable to both Parties.

2.     ADJUSTMENT  FOR  SUPERCOMPRESSIBILITY

     Adjustment for the effect of supercompressibility shall be made according to the provisions of AGA Report No. 3 herein, above identified, for the average conditions of pressure, flowing temperature and specific gravity at which the gas was measured during the period under consideration and with the proportionate values of each, carbon dioxide and nitrogen, in the gas delivered included in the computation of the applicable supercompressibility factors. Sellers agree to exercise due diligence in obtaining initial carbon dioxide and nitrogen fraction values and to obtain subsequent values of these components as may be required from time to time. Sellers shall use the AGA analysis method to calculate the applicable supercompressibility factors for gas with diluent content (carbon dioxide or nitrogen) greater than fifteen (15) mol. percent.

3.     TEMPERATURE

     The temperature of the gas shall be determined by a recording thermometer so installed that it will record the temperature of the gas flowing through the meters. The recording thermometer shall be installed and maintained by Sellers in accordance with the specifications set forth in said AGA Gas Measurement Committee Report No. 3. The arithmetical average of readings each Day shall be deemed the gas temperature and used in computing the volume of gas metered during such day.

4.     SPECIFIC  GRAVITY
     Tests to determine the specific gravity of the gas being metered shall be made by Sellers in accordance with ASTM (American Society for Testing and Materials) Standard D1070-85 "Standard Test Methods for Relative Density of Gaseous Fuels", or any subsequent revision thereof acceptable to both Parties. In lieu of the use of ASTM Standard D1070-85, the Parties may agree to determine the specific gravity of the gas in accordance with the calculations set forth in said AGA Gas Measurement Committee Report No. 3.

     The gas samples to be tested shall be representative of the gas being metered at the time such samples are taken and may be either spot samples or samples taken over a period of time. Samples shall be taken at reasonable intervals by Sellers, provided that Sellers shall take additional samples when requested by Buyer or Buyers to do so. The specific gravity determined by any test shall apply to the gas metered from the date the spot sample was taken or from the commencement date of a sample taken over a period of time, as the case may be, until the next test.

     Either Party to this Agreement can elect to have the specific gravity of the gas determined by the continuous use of a recording gravitometer of standard make, acceptable to both Parties, in accordance with ASTM Standard D1070-85. The recording gravitometer will be installed and maintained by Sellers. The arithmetic average of the specific gravity recorded each twenty-four (24) hour Day or part thereof during which gas shall have been delivered shall be used in computing gas volumes for that date.

5.     HEATING  VALUE  DETERMINATION

     The Gross Calorific Value of the Natural Gas in BTU's per Cubic Foot shall be determined by Sellers from gas samples taken with a continuous sampler. Tests to determine the calorific value of gas delivered shall be made by utilizing a recording calorimeter operated and maintained in accordance with ASTM (American Society for Testing and Materials) Standard D1826-88 "Standard Test Method for Calorific Heating Value of Gases in Natural Gas Range by Continuous Recording Calorimeter", or any subsequent revision thereof acceptable to both Parties.

     The Parties to this Agreement may agree to determine the calorific value of gas delivered in accordance with the calculation set forth in said AGA Gas Measurement Committee Report No. 3.

     The Gross Calorific Value determined by any test shall apply to the gas metered from the commencement date of the sample until the next sample is taken for test.

     In lieu of continuous sampling, the Parties may agree to spot sampling which shall be representative of the gas delivered at the time such samples are taken.

6. Notwithstanding anything contained herein the measurement of Natural Gas delivered may be carried out by alternative methods if the Parties hereto agree. For example, the microprocessor based measurement and computation devices, commonly known as electronic flow computers, may be used as an alternative to the chart recorder.

7. A periodic calibration and check of the primary and secondary metering components shall be conducted by Sellers and witnessed by Buyer or Buyers.

                                 FOURTH SCHEDULE
                                 DELIVERY POINTS

The Delivery Point(s) shall be at the flange weld or other agreed mark connecting Sellers' facilities to Buyer' or Buyers' facilities for the reception and transmission of the Natural Gas which is the subject of this Agreement. The details of the Delivery Point(s) shall be mutually agreed by the Parties.

Sellers shall advise Buyer or Buyers of the location of each Delivery Point to be in effect on the CDD as soon as possible but not later than one hundred and eighty (180) Days after the Effective Date of this Agreement.